Exhibit 10.1

Cardtronics, Inc.

2015 Annual Bonus Pool Allocation Plan

Stockholders of Cardtronics, Inc. (the “Company”) approved the 2nd Amended and Restated 2007 Stock Incentive Plan (the “Plan”).  The principal objectives of the Plan were to provide a means through which the Company: (i) could attract able persons to serve as employees or directors of the Company; and (ii) provide such individuals with incentive and reward opportunities designed to enhance the long term profitable growth of the Company and its Affiliates.  In furtherance of those objectives, the Compensation Committee (the “Committee”) has adopted by resolution the following 2015 Annual Bonus Pool Allocation Plan (the “Pool Plan”) consistent with Section IX.  (b) of the Plan to provide funding of and limits to awards granted to participants of the Annual Executive Cash Incentive Plan (the “AECIP”). This Pool Plan is not intended to provide additional compensation to participants but simply to ensure incentives paid to participants are qualified performance-based compensation under IRC 162(m).

All capitalized terms used herein that are not otherwise defined shall have the meanings ascribed to such terms in the Plan.    Members of the Cardtronics, Inc. (Cardtronics or the Company) executive leadership team that are designated in Exhibit A of this Pool Plan are the participants.

I.	Performance Metrics

The Pool Plan rewards the achievement of a key performance metric that is critical to Cardtronics’ continued success as follows:

A.	Global Pre-Tax Earnings EBITA: Defined as EBITDA less depreciation expenses as adjusted for non-controlling interests, both of which are reported in the Company’s 10-K for the fiscal year.

II.	Calculation of Earned Incentives
A.

The calculation of incentive funding under this Pool Plan shall not infer any participant’s right to an incentive award for 2015.  Rather, this Pool Plan provides only the funding for the participants awards which will be determined by the results of the 2015 Annual Executive Cash Incentive Plan (“AECIP”) per the terms and conditions of the AECIP.

III.	Effective Date

The Pool Plan is effective as of January 1, 2015.  Pool Plan funding will be based on audited financial results for the fiscal year ended December, 31, 2015.